EXHIBIT 23.1

Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Shuffle Master, Inc. and subsidiaries and the effectiveness of Shuffle Master Inc. and subsidiaries’ internal control over financial reporting dated January 14, 2010, appearing in the Annual Report on Form 10-K of Shuffle Master, Inc. for the year ended October 31, 2009.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 17, 2010